Exhibit 99.1

Poniard Pharmaceuticals Reports Second Quarter 2008

Financial Results and Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time –

South San Francisco, Calif. (July 31, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the second quarter ended June 30, 2008.

“Our strategy and focus are to develop picoplatin as an oncology platform compound addressing multiple indications, combinations and formulations. Our accomplishments during the second quarter are consistent with this objective,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “We are on track to commercialize picoplatin for the treatment of small cell lung cancer (SCLC) in 2010. We presented data at the American Society of Clinical Oncology (ASCO) Annual Meeting in June, illustrating the platform potential of picoplatin in multiple solid tumor indications, including metastatic colorectal cancer (CRC), hormone refractory prostate cancer (HRPC) and ovarian cancer. Data from these trials could support future trials and may be of significant interest to potential partners. We are building a comprehensive strategy to direct our clinical development plan for further development of picoplatin in a wide range of tumor types.”

Second Quarter and Recent Highlights

Picoplatin Clinical Development Program

•      Small Cell Lung Cancer: Presented final data in April from our Phase 2 trial of picoplatin in SCLC at the International Association for the Study of Lung Cancer and the European Society for Medical Oncology’s 1st European Lung Cancer Conference. Final efficacy results confirmed previously announced interim results showing median overall survival in the picoplatin Phase 2 trial was 27 weeks for platinum-refractory and -resistant SCLC patients, a population for which there are very few treatment options.

•      Colorectal Cancer: Completed enrollment in our randomized, controlled Phase 2 trial in patients with CRC and presented positive preliminary results from this study at ASCO. Preliminary data suggested that picoplatin given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen may have similar anti-tumor activity to oxaliplatin in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen, which is the current standard of care in the first-line treatment of CRC.

We also presented expanded and updated results from our Phase 1 dose-escalation study in patients with CRC treated with FOLPI treatment administered every two or four weeks. None of the patients treated with picoplatin at doses of up to a cumulative dose of 1,350 mg/m² exhibited severe neuropathy (Grade 3 or 4) in 62 evaluable patients. Current use of FOLFOX in CRC patients is associated with substantial neurotoxicity related to increasing cumulative doses of oxaliplatin at greater than 800 mg/m². In addition, nephrotoxicities and ototoxicities were rare and mild with the FOLPI regimen.

•      Prostate Cancer: Presented preliminary safety and efficacy at ASCO data from our ongoing Phase 2 clinical trial of picoplatin in combination with docetaxel and prednisone, the standard of care for the first-line treatment of HRPC. Results to date demonstrated that picoplatin can be safely administered at full-dose docetaxel. Prostate specific antigen levels, or PSA normalized in 23 percent of patients. The data also demonstrated that reductions in PSA of at least 50 percent were achieved in 69 percent of evaluable patients. This compares favorably to published docetaxel treatment PSA response rates of approximately 45 percent.

•      Ovarian and Other Advanced Solid Tumors: Announced positive safety and efficacy data at ASCO from a Phase 1 clinical trial of picoplatin combined with liposomal doxorubicin in patients with advanced solid tumors, including ovarian cancer. Results demonstrated robust signals of clinical efficacy in ovarian cancer patients and acceptable toxicity with this combination.

•      Oral Picoplatin: Presented results at the Annual Meeting of the American Association for Cancer Research (AACR) in April, from our ongoing Phase 1 clinical trial of oral picoplatin in patients with advanced solid tumors. Data from this trial showed that picoplatin can achieve oral bioavailability at levels that support further clinical development of this dosage form.

•      Platinum Resistance: Announced at the AACR Annual Meeting expanded preclinical data indicating that picoplatin retained its anti-tumor activity in SCLC cells resistant to previous treatment with cisplatin, carboplatin or oxaliplatin. These data support the property of picoplatin to overcome platinum resistance induced by currently available platinum agents.

In additional, we announced in April an agreement with AltheaDx to use its Express Pathway platform to identify molecular signatures that may be correlated with platinum resistance. The identification of molecular signatures of platinum resistance may lead to the development of biomarkers for platinum resistance.

Pipeline Development

•      Executed an agreement with The Scripps Research Institute licensing classes of protein kinase inhibitors for the treatment of human diseases, including cancer. The research collaboration was initiated in 2005 at Scripps Florida, a division of the Institute located in Palm Beach County, and later broadened to include The Scripps Research Institute, La Jolla, Calif. The license includes compounds that were discovered by Scripps Research in collaboration with Poniard.

Clinical Advisory Board

•      Appointed four additional members to the Clinical Advisory Board to help guide the expanding clinical development strategy for picoplatin, including Howard A. Burris, III, M.D., of The Sarah Cannon Research Institute in Nashville; E. David Crawford, M.D., of the University of Colorado Comprehensive Cancer Center; Robert F. Ozols, M.D., Ph.D., of the Fox Chase Cancer Center in Philadelphia; and Everett E. Vokes, M.D., of the University of Chicago Pritzker School of Medicine.

Management Appointment

•      Appointed Janet R. Rea, MSPH, RAC, as vice president, regulatory affairs and quality, to execute regulatory and quality activities with the FDA and other regulatory authorities in support of our targeted commercial launch of picoplatin.

Second Quarter 2008 Unaudited Financial Results

The Company reported a net loss of $12.5 million ($0.36 diluted loss per share on a loss applicable to common shares of $12.7 million) for the second quarter of 2008 compared to a net loss of $8.5 million ($0.28 diluted loss per share on a loss applicable to common shares of $8.7 million) for the second quarter of 2007.

There was no revenue in either of the second quarters of 2008 or 2007.

Total operating expenses for the second quarter of 2008 increased 40 percent to $12.9 million, from $9.2 million for the second quarter of 2007, and increased 37 percent to $23.4 million for the six months ended June 30, 2008, from $17.1 million for the same period in 2007.

Research and development (R&D) expenses increased 57 percent to $9.2 million for the second quarter of 2008, from $5.8 million for the second quarter of 2007. R&D expenses increased 37 percent to $15.5 million for the six months ended June 30, 2008, from $11.3 million for the same period in 2007. The increase in R&D expenses for the three and six months ended June 30, 2008 resulted primarily from increased costs associated with our picoplatin trials and pre-clinical programs.

General and administrative (G&A) expenses increased 10 percent to $3.7 million for the second quarter of 2008, from $3.4 million for the second quarter of 2007. G&A expenses increased 37 percent to $7.9 million for the six months ended June 30, 2008, from $5.8 million for the same period in 2007. The increases in G&A expenses for the three months ended June 30, 2008 are due primarily to higher personnel costs and increased costs for the use of consultants. The increases in G&A expenses for the six months ended June 30, 2008 are due primarily to higher stock-based compensation expense and increased personnel costs.

Cash and investment securities as of June 30, 2008 were $75.1 million, compared with $92.6 million at December 31, 2007. Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

2008 Goals and Objectives

During the remainder of 2008, we anticipate further important advancements in our picoplatin clinical development program. We intend to:

•      Continue enrolling our pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial in SCLC and advance it towards our commercial launch, targeted in 2010. This registrational trial of intravenous picoplatin is comparing picoplatin with best supportive care to best supportive care alone and is evaluating overall survival as the primary endpoint. It is being conducted under a Special Protocol Assessment from the U.S. Food and Drug Administration in SCLC patients who are refractory or resistant to platinum-based therapy;

•      Present emerging Phase 2 clinical data from both our CRC and HRPC trials at scientific meetings;

•      Present additional data from our Phase 1 oral picoplatin study at scientific conferences; and

•      Evaluate opportunities to expand picoplatin development in additional tumor types, settings and combinations and prepare picoplatin for commercialization.

Conference Call Details

To participate in today’s live 5 PM ET/2 PM PT call by telephone, please dial 877-419-6591 from the U.S. or +1-719-325-4901 for international callers. In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at http://www.poniard.com. A replay of the webcast will be available on the Company’s website for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit http://www.poniard.com.

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	9,151	5,812	15,487	11,312
General and administrative	3,723	3,378	7,906	5,778
Total operating expenses	12,874	9,190	23,393	17,090
Loss from operations	(12,874)	(9,190)	(23,393)	(17,090)
Other income (expense), net	343	662	1,007	833
Net loss	(12,531)	(8,528)	(22,386)	(16,257)

Preferred stock dividends	(125)	(125)	(250)	(250)
Net loss applicable to common shares	$(12,656)	$(8,653)	$(22,636)	$(16,507)

Loss per share:
Basic and diluted	$(0.36)	$(0.28)	$(0.65)	$(0.62)
Shares used in calculation of loss per share:
Basic and diluted	34,688	30,751	34,684	26,801

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS:
Cash and investment securities	$75,106	$92,621
Cash - restricted	281	281
Facilities and equipment, net	1,150	1,121
Licensed products, net	9,414	10,021
Other assets	1,528	1,096
Total assets	$87,479	$105,140

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$12,414	$9,474
Long term liabilities	4,621	6,561
Shareholders’ equity	70,444	89,105
Total liabilities and shareholders’ equity	$87,479	$105,140

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations, business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended June 30, 2008, which will be filed with the SEC on or about August 7, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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